Form N-SAR, Sub-Item 77D

Policies with respect to security investments


Nuveen Build America Bond Fund
811-22391



On February 28, 2018, the Board of the above referenced Fund approved the implementation of an investment policy change to permit the Fund to utilize reverse repurchase agreements as an additional form of leverage. The public was notified of such policy in a 497 filing on 5/11/18, accession number 0001193125-18-161060, which materials are herein incorporated by reference.